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                                                                   Exhibit 99.1


NEWS RELEASE

Date:              October 14, 1998

Contact:           Media:                         Investors:
                   William F. Falger              William A. Franson
                   President and CEO              Executive Vice President, CFO
                   County National Bank           County National Bank
                   (814)765-9621                  (814)765-9621
                            or                           or
                   Robert H. Young                Robert H. Young
                   Executive Vice President, CFO  Executive Vice President, CFO
                   First Western Bancorp, Inc.    First Western Bancorp, Inc.
                   (724)652-8550                  (724)652-8550



                                                  FOR IMMEDIATE RELEASE

County National Bank To Acquire First Western Bank's Punxsutawney Branch

    Clearfield, PA (October 14, 1998) --CNB Financial Corporation, headquartered in Clearfield, PA, and First Western Bancorp, Inc., headquartered in New Castle, PA, today announced that their banking subsidiaries, County National Bank and First Western Bank, N.A., have reached a definitive agreement for County National Bank to purchase the Punxsutawney branch from First Western Bank.

    The agreement includes the acquisition of the branch office, related deposits, consumer loans and small business banking relationships of the Punxsutawney branch, located at 545 W. Mahoning Street, in Jefferson County.

    County National Bank will acquire approximately $37 million in deposits and $11.5 million in consumer and small business loans, along with related fixed assets, lease, and other agreements. The transaction, subject to regulatory approval, is expected to be completed by mid February, 1999.

    "The acquisition of this Punxsutawney branch complements our existing banking franchise and supports our strategy of long-term asset and earnings growth," stated William F. Falger, President and Chief Executive Officer of County National Bank. "This location gives us the opportunity to expand our banking presence within Central Pennsylvania by including Jefferson County in our existing four county market area of Clearfield, Centre, Elk, and McKean counties."
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    First Western Bank customers can be assured that County National Bank will provide the same high level of customer service they have received from First Western through its broad menu of basic and innovative financial products at competitive rates and terms. "Our community banking philosophy stresses the importance of giving our customers the type of service that not only meets but exceeds their expectations by focusing on convenience, easy access, and fast, local decision making," stated Mr. Falger. "Also, we're committed to our communities we serve. Recently, we made a commitment to the DuBois market by building a new full-service office, located close to the DuBois Mall, to meet the ever expanding needs of our customers."

    "This branch is not located within or near our core banking network in Western Pennsylvania," stated Mr. Stephen R. Sant, President of First Western Bank, N.A. "After thoroughly reviewing our markets and facilities, we determined that it made better sense from a profitability standpoint for the Punxsutawney office to be operated by a bank that is better known."

    First Western Bancorp, Inc. with assets of more than $2.1 billion, is parent of First Western Bank, N.A., a full-service bank that also provides trust and financial services. First Western Insurance Services, Inc. is a subsidiary of First Western Bank. First Western employs more than 750 people and operates 51 financial stores in ten Pennsylvania counties (Lawrence, Mercer, Beaver, Butler, Erie, Allegheny, Cambria, Washington, Jefferson, and Westmoreland) and Ashtabula County in Ohio.

    Employing approximately 208 people, County National Bank is an independent, locally owned, community bank with 15 offices located throughout Clearfield, Centre, Elk and McKean counties, and is the sole banking subsidiary of CNB Financial Corporation. Total assets for the bank holding company are approximately $399 million. The Bank also has an extensive Trust & Asset Management Services division.